Exhibit 99.1
MEDIA:
Marci G. Maule
Coinstar, Inc.
(425) 943-8277
mmaule@coinstar.com
INVESTOR RELATIONS:
Brian Turner
Chief Financial Officer
(425) 943-8000
COINSTAR ENHANCES 4TH Wall PORTFOLIO BY DEEPENING COMMITMENT TO DVD KIOSK MARKET
Company Announces Purchase of Remaining Stake in Redbox
BELLEVUE, Wash. – Feb. 12, 2009 – Coinstar, Inc. (NASDAQ: CSTR) today announced its intent to purchase the remaining stake of Redbox Automated Retail, LLC (“Redbox”), an automated DVD rental service, from GetAMovie Inc. and other minority interest holders. Upon closing these transactions, Coinstar is expected to own 100 percent of Redbox. Coinstar’s long history and expertise in self-service and front of store retail solutions led to today’s announcement.
With 35 million unique customers and 12,000 locations, redbox is the leading renter of DVDs through self-service kiosks in the United States. Redbox rents the latest movie releases for $1 per night and allows consumers to rent in one location and return at another location. Redbox can be found nationwide in select McDonald’s® restaurants, leading grocery stores, and Walmart and Walgreens stores in select markets.
“Redbox has been a great addition to our 4th Wall® product portfolio, and we are very enthusiastic about the DVD rental kiosk market having seen tremendous growth and acceptance over the past few years,” said Paul Davis, chief operating officer at Coinstar, Inc. “Redbox has a strong business model and management team and we look forward to seeing continued growth as a combined company.”
Industry research indicates that the majority of consumers prefer physical media such as DVDs, and while emerging technologies such as digital downloads and video on demand are growing, consumer acceptance is still low. Other research shows DVD rental transactions in 2008 increased 1.8 percent to 2.6 billion over the prior year. Redbox represents about 9 percent of the overall DVD rental market, and is the leading provider in kiosk rentals.

“Redbox has a very positive and cooperative relationship with Coinstar and we’re pleased with today’s announcement,” said Gregg Kaplan, chief executive officer of Redbox. “The growth of the self-service DVD rental market continues to be brisk, and the combination of $1 per night pricing and the extreme convenience offered by redbox continues to be enthusiastically embraced by consumers.”
Deal Terms
On February 12, 2009, Coinstar entered into an agreement with GetAMovie Inc. (“GAM”, an affiliate of McDonald’s Corporation). Coinstar has agreed to acquire GAM’s 44.4 percent voting interests in Redbox and GAM’s rights, title and interest in a $10 million promissory note made by Redbox, in exchange for a combination of cash and Coinstar common stock.
Coinstar will initially pay GAM $10 million in cash and 1.5 million shares of Coinstar common stock on the closing date, which is expected to be on February 26, 2009.  In addition, Coinstar will pay deferred consideration to GAM that will be payable in cash and/or shares of Coinstar common stock at Coinstar’s election and subject to the satisfaction of certain conditions. The agreement with GAM also provides that in no event will the shares of Coinstar common stock issued to GAM as consideration exceed 5,653,398 shares. At least 50 percent of the deferred consideration is payable by July 31, 2009 and the remaining portion is payable by October 30, 2009.   The total consideration to be paid to GAM is expected to be between approximately $134 million and $151 million.  GAM will be entitled to registration rights under the Securities Act of 1933, as amended, with respect to the shares of Coinstar common stock acquired in connection with the transaction.
In addition, Coinstar is expected to purchase the remaining outstanding interests of redbox from minority interest and non-voting interest holders in redbox.  Consideration will be paid on similar terms to those of the GAM purchase agreement.  The total consideration to be paid in these transactions is expected to be between $21.5 million and $24.9 million. The closing of these transactions are subject to various closing conditions.
Coinstar has amended its credit agreement to facilitate the transactions.
About Coinstar, Inc.
Coinstar, Inc. (NASDAQ: CSTR) is a multi-national company offering a range of 4th Wall® solutions for the retailers’ front of store consisting of self-service coin counting, DVD rental, money transfer, electronic payment solutions, and entertainment services. The Company’s products and services can be found at more than 90,000 points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstar.com . For additional information on redbox operating results, visit the “About Us – Investor Relations, Earnings Call Information” section of Coinstar’s Web site at www.coinstar.com.

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Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated acquisition of the outstanding interests of Redbox and future growth and results.  Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control.  Such risks and uncertainties include, but are not limited to, not meeting closing conditions or otherwise not completing the acquisition of redbox interests, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, the ability to attract new retailers, penetrate new markets and distribution channels, cross-sell our products and services and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.